Exhibit 99.1

Revelation Biosciences, Inc. Announces Financial Results for the three and nine months ended September 30, 2025

San Diego, CA – November 6, 2025 – Revelation Biosciences, Inc. (NASDAQ: REVB) (the “Company” or “Revelation”), a clinical-stage life sciences company that is focused on rebalancing inflammation to optimize health, today reported its financial results for the three and nine months ended September 30, 2025.

Corporate Highlights

•
Announced Groundbreaking Top-line Results from PRIME Clinical Study
•
Received gross proceeds of $9.6 million from warrant inducement in September 2025

“The outstanding PRIME data and subsequent financing validate Gemini’s potential and places the company on solid footing to advance the next phase of development," said James Rolke, Chief Executive Officer of Revelation. "We look forward to meeting with the FDA later this year to gain agreement on the clinical development path to registration of Gemini, in turn enhancing shareholder value."

Results of Operations

As of September 30, 2025, Revelation had $12.7 million in cash and cash equivalents, compared to $6.5 million as of December 31, 2024. The increase in cash and cash equivalents was primarily due to net cash proceeds from the May 2025 public offering and the September 2025 warrant inducement, offset by cash used for operating activities. Based on current operating plans and projections, Revelation believes that its current cash and cash equivalents are sufficient to fund operations through the third quarter of 2026

Revelation’s net cash used for operating activities for the nine months ended September 30, 2025 was $6.3 million compared to net cash used for operating activities of $14.6 million for the same period in 2024. Revelation’s net loss for the three months ended September 30, 2025 was $1.9 million, or $(1.77) basic and diluted net loss per share compared to a net loss of $2.2 million, or $(40.15) basic and diluted net loss per share for the same period in 2024. Revelation’s net loss for nine months ended September 30, 2025 was $6.4 million, or $(9.76) basic and diluted net loss per share compared to net loss of $13.3 million, or $(354.05) basic and diluted net loss per share for the same period in 2024.

About Gemini

Gemini is an intravenously administered, proprietary formulation of phosphorylated hexaacyl disaccharide (PHAD®) that reduces the damage associated with inflammation by reprogramming the innate immune system to respond to stress (trauma, infection, etc.) in an attenuated manner.

Gemini has the potential to treat a wide range of acute and chronic inflammatory conditions. Our primary focus is on the treatment of acute kidney injury (Gemini-AKI) as there are currently no therapies available to treat the large AKI market, and we believe this acute condition will provide the shortest pathway to marketing approval. In addition to AKI, Gemini is being evaluated for the treatment of chronic kidney disease (GEMINI-CKD program), post-burn infection and hyper-inflammatory response (Gemini-PBI) and post-surgical infection (GEMINI-PSI program).

The potential of Gemini has been demonstrated in multiple preclinical studies, previously announced positive Phase 1 clinical data, and in the recently announced positive Phase 1b clinical data in CKD patients.

About Revelation Biosciences, Inc.

Revelation Biosciences, Inc. is a clinical stage life sciences company focused on rebalancing inflammation using its proprietary formulation Gemini. Revelation has multiple ongoing programs to evaluate Gemini, including as a prevention for post-surgical infection, as prevention for acute kidney injury and for the treatment of chronic kidney disease.

For more information, please visit www.RevBiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth profitability and retain its key employees; the possibility that the Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the ability of Revelation to maintain the listing of its securities on NASDAQ; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

REVELATION BIOSCIENCES, INC.

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$922,857	$830,981	$3,099,667	$2,943,492
General and administrative	1,020,154	965,705	3,399,559	3,277,729
Total operating expenses	1,943,011	1,796,686	6,499,226	6,221,221
Loss from operations	(1,943,011)	(1,796,686)	(6,499,226)	(6,221,221)
Other income (expense):
Change in fair value of warrant liability	611	6,041	2,071	78,884
Other income (expense), net	35,224	(450,920)	94,512	(7,170,480)
Total other income (expense), net	35,835	(444,879)	96,583	(7,091,596)
Net loss	$(1,907,176)	$(2,241,565)	$(6,402,643)	$(13,312,817)

Deemed dividends	(2,769,742)	—	(5,951,528)	—
Net loss attributable to common stockholders	$(4,676,918)	$(2,241,565)	$(12,354,171)	$(13,312,817)
Net loss per share, basic and diluted	$(1.77)	$(40.15)	$(9.76)	$(354.05)
Weighted-average shares used to compute net loss per share, basic and diluted	2,644,733	55,832	1,265,571	37,602

REVELATION BIOSCIENCES, INC.

Consolidated Balance Sheets

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$12,708,489	$6,499,018
Prepaid expenses and other current assets	123,934	66,699
Total current assets	12,832,423	6,565,717
Property and equipment, net	23,919	56,332
Total assets	$12,856,342	$6,622,049
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,034,951	$783,621
Accrued expenses	819,381	1,127,800
Warrant liability	175	2,246
Total current liabilities	1,854,507	1,913,667
Total liabilities	1,854,507	1,913,667
Commitments and Contingencies (Note 4)
Stockholders’ equity:
Common Stock, $0.001 par value; 500,000,000 shares authorized at September 30, 2025 and December 31, 2024 and 3,585,972 and 174,104 issued and outstanding at September 30, 2025 and December 31, 2024, respectively	3,586	174
Additional paid-in-capital	57,906,530	45,213,846
Accumulated deficit	(46,908,281)	(40,505,638)
Total stockholders’ equity	11,001,835	4,708,382
Total liabilities and stockholders’ equity	$12,856,342	$6,622,049

Company Contacts

Mike Porter

Investor Relations

Porter LeVay & Rose Inc.

Email: mike@plrinvest.com

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences Inc.

Email: czygmont@revbiosciences.com